Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-109185 on Form S-8 of our report dated June 23, 2025, relating to the financial statements and supplemental schedule of One Microsoft Puerto Rico Retirement Plan appearing in this Annual Report on Form 11-K of One Microsoft Puerto Rico Retirement Plan for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Seattle, Washington

June 23, 2025